SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                January 24, 2000



                            CLASSIC BANCSHARES, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


            Delaware                   0-27170                61-1289391
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(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
of incorporation)                                              No.)



       344 17th Street, Ashland, Kentucky                           41101
--------------------------------------------------------------------------------
  (Address of principal executive offices)                        (Zip Code)




        Registrant's telephone number, including area code: (606) 325-4789
                                                            --------------


                                           N/A
------------------------------------------------------------------------------
           (Former name or former address, if changed since last report)

Item 5.     Other Events

     On January 24, 2000, the Registrant issued the press release attached hereto as Exhibit 99 announcing its earnings for the quarter ended December 31, 1999 and the declaration of a cash dividend.

Item 7.     Financial Statements and Exhibits

    (a)     Exhibits

            99 Press release dated January 24, 2000.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CLASSIC BANCSHARES, INC.




Date: January 27, 2000                  By: /s/Lisah M. Frazier
     -----------------                  -------------------------------------
                                        Lisah M. Frazier, Vice President,
                                        Treasurer and Chief Financial Officer

FOR IMMEDIATE RELEASE

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Senior Vice President, Treasurer
          and Chief Financial Officer
         (606) 325-4789
         Fax (606) 324-1307
         www.bank-anywhere.com

    CLASSIC BANCSHARES, INC. REPORTS A 31% INCREASE IN YEAR-TO-DATE EARNINGS
        PER SHARE AND SUBSTANTIAL LOAN AND DEPOSIT GROWTH AND DECLARES A
                                  CASH DIVIDEND


     Ashland, Kentucky, -- January 24, 2000 -- Classic Bancshares,  Inc. (NASDAQ
- CLAS) reported cash-based net income (which excludes amortization of goodwill) of $341,000 for the third quarter ended December 31, 1999 compared to cash-based net income of $264,000 for the same period in 1998. Cash-diluted earnings per share were $.29 for the three months ended December 31, 1999 compared to $.21 for the same period in 1998. Cash-based net income for the nine months ended December 31, 1999 was $962,000 compared to $732,000 for the same period in 1998. Cash-diluted earnings per share were $.83 for the nine months ended December 31, 1999 compared to $.59 for the same period in 1998.

     Net income for the third quarter ended December 31, 1999 was $278,000, or $.24 per diluted share compared to $233,000, or $.19 per diluted share for the same period in 1998. Net income for the nine months ended December 31, 1999 was $791,000, or $.68 per diluted share compared to $639,000, or $.52 per diluted share for the same period in 1998.

     Classic Bancshares' assets increased $32.3 million from $142.7 million at March 31, 1999 to $175.0 million at December 31, 1999 primarily due to significant internal growth. The remainder of the increase was due to the acquisition of Citizens Bank, Grayson on May 14, 1999. At the close of the transaction, Citizens Bank, Grayson was merged with and into Classic Bank with Classic Bank as the surviving institution. The transaction was valued at $4.5 million and was accounted for under the purchase method of accounting. On the date of closing, Citizens had total assets of approximately $13.4 million and total deposits of $12.0 million. In connection with the acquisition, the Company recorded $3.1 million in goodwill.

     Loans increased $28.1 million from $97.5 million at March 31, 1999 to $125.6 million at December 31, 1999 with $19.1 million of the increase attributable to internal growth primarily in the areas of commercial mortgage, commercial business, and consumer loans and $9.0 million in loans acquired in the Citizens Bank transaction. Deposits increased $16.9 million from $117.7 million at March 31, 1999 to $134.6 million at December 31, 1999 with $12.0 million of the increase attributable to the acquisition of Citizens Bank while the remaining increase resulted from aggressive marketing and sales efforts and the opening of two additional banking offices during fiscal 1999.

     Asset quality improved as total non-performing assets was .6% of total assets at December 31, 1999 compared to .7% at March 31, 1999. The Company recorded a provision for loan losses of $160,000 for the nine month period, recorded an allowance of $506,000 from the acquisition of Citizens and had net charge-offs of $170,000 for the nine month period resulting in an allowance for loan losses of $1.3 million at December 31, 1999. The allowance at December 31, 1999 was equal to 163% of total non-performing loans, 126% of non-performing assets and 1.0% of total loans receivable.

     President and Chief Executive Officer, David B. Barbour stated that, "We continue to experience strong transactional deposit growth and have successfully deployed these funds in higher yielding consumer and commercial loans while maintaining strong asset quality. The increased revenues generated from improvements in our net interest spread and fee income sources, coupled with our stabilizing expense base should allow for continued enhancements in efficiencies and earnings in future periods."

     Net interest income increased $335,000 to $1.6 million for the third quarter ended December 31, 1999 compared to $1.2 million for the third quarter ended December 31, 1998. The net interest margin increased to 4.2% for the quarter ended December 31, 1999 compared to 4.1% for the same period in 1998. Net interest income increased $931,000 to $4.5 million for the nine months ended December 31, 1999 compared to $3.6 million for the same period in 1998. The net interest margin increased to 4.3% for the nine months ended December 31, 1999 compared to 4.0% for the same period in 1998. The increase was due to the combination of the continued increase in higher yielding, non-mortgage loans, such as commercial and consumer loans, and a reduction in the cost of funds through the continued increase in lower cost non-certificate, transaction accounts as a funding source.

     Non-interest income was $266,000 for the quarter ended December 31, 1999 compared to $171,000 for the quarter ended December 31, 1998. Non-interest income was $671,000 for the nine months ended December 31, 1999 compared to $494,000 for the nine months ended December 31, 1998. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts. The increase in fees and service charges on deposits is the result of increased product offerings, an increased deposit base and aggressive pricing strategies.

     Non-interest expense for the quarter ended December 31, 1999 was $1.4 million compared to $1.1 million for the quarter ended December 31, 1998. Non-interest expense was $4.0 million for the nine months ended December 31, 1999 compared to $3.2 million for the same period in 1998. Non-interest expenses increased for the period due primarily to the increased costs related to an additional banking office as a result of the acquisition of Citizens Bank and an increase in goodwill amortization from the acquisition of Citizens Bank. Non-interest expenses also increased due to an increase in employee salaries and benefits due to an increase in the net number of employees and an increase in other general and administrative expenses in order to facilitate the growth of the Company.

     Stockholders' equity was $19.3 million at December 31, 1999 compared to $20.3 million at March 31, 1999.

     Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on February 14, 2000 to shareholders of record on January 31, 2000.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with three branch offices located in Boyd, Greenup and Carter counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.










                             SEE FOLLOWING PAGES FOR
                             SELECTED FINANCIAL DATA
                        INCLUDED AS PART OF THIS RELEASE

                             SELECTED FINANCIAL DATA

     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of December 31, 1999 and March 31, 1999 and for the three and nine months ended December 31, 1999 and 1998.

                                                                       Dec. 31,           March 31,
                                                                         1999              1999
                                                                    -------------       ----------
                                                                              (In Thousands)
Selected Financial Condition Data:
Total Assets                                                        $  174,952          $ 142,739
Cash and other interest bearing deposits
     with other financial institutions                                   6,719              4,486
Loans receivable, net                                                  125,638             97,527
Investment securities:
     Available for sale                                                 25,382             26,526
Mortgage-backed securities:
     Available for sale                                                  3,445              4,479
Goodwill                                                                 5,754              2,779
Deposits                                                               134,561            117,732
Federal funds purchased and securities sold under
     Agreement to repurchase                                             3,366              2,817
FHLB advances                                                           15,935                388
Stockholders' Equity, subject to certain restrictions                   19,254             20,289


                                                    Three Months Ended         Nine Months Ended
                                                       December 31,               December 31,
                                                    ------------------         -----------------
                                                     1999        1998           1999       1998
                                                    ------      ------         ------     ------
                                                                   (In Thousands)
Selected Operations Data:
Total interest income                                $ 3,093    $ 2,484      $  8,787     $  7,333
Total interest expense                                 1,536      1,262         4,288        3,765
                                                    --------    -------      --------     --------
    Net interest income                                1,557      1,222         4,499        3,568
Provision for loan losses                                 73         25           160           65
                                                    --------    -------      --------     --------
    Net interest income after provision
    for losses on loans                                1,484      1,197         4,339        3,503
                                                    --------    -------      --------     --------
Fees and service charges                                 200        124           519          337
(Loss) gain on sale of securities                          -          -            (3)           4
Other noninterest income                                  66         47           155          153
                                                    --------    -------      --------     --------
    Total noninterest income                             266        171           671          494
    Total noninterest expense                          1,395      1,079         3,998        3,156
                                                    --------    -------      --------     --------
Income before income taxes                               355        289         1,012          841
Income tax expense (benefit)                              77         56           221          202
                                                    --------    -------      --------     --------
    Net income                                      $    278    $   233      $    791     $    639
                                                    ========    =======      ========     ========
Amortization of goodwill                                  63         31           171           93
                                                    --------    -------      --------     --------
Cash-based net income                               $    341    $   264      $    962     $    732
                                                    ========    =======      ========     ========

Basic earnings per share                               $0.25      $0.20         $0.70        $0.55
Cash-based basic earnings per share                    $0.30      $0.22         $0.85        $0.62
Fully diluted earnings per share                       $0.24      $0.19         $0.68        $0.52
Cash-based fully diluted earnings per share            $0.29      $0.21         $0.83        $0.59


                                                       At of for the             At or for the
                                                    Three Months Ended         Nine Months Ended
                                                       December 31,               December 31,
                                                    ------------------         -----------------
                                                     1999        1998           1999       1998
                                                    ------      ------         ------     ------
Return on average assets (ratio of net
    income to total average assets)*                    .6%          .7%           .6%         .6%
Return on average equity (ratio of net
    income to total average assets)*                    5.8          4.5           5.4         4.2
Net interest margin** (FTE)                             4.2          4.1           4.3         4.0
Non-performing assets to total assets                   0.6          0.8           0.6         0.8
Allowance for loan losses to non-
    performing loans                                  163.1         93.2         163.1        93.2
Equity to total assets at end of period                11.0         14.8          11.0        14.8
Efficiency ratio***                                    76.5         77.5          77.3        77.7
Cash-based efficiency ratio                            73.1         75.2          74.0        75.4
Book value per share                                 $15.62       $16.09        $15.62      $16.09
Tangible book value per share                        $10.95       $13.93        $10.95      $13.93
Number of full service offices                            6            5             6           5
Number of ATM locations                                  14            7            14           7

-------------------------
*    Annualized
**   Net interest income annualized divided by average-earning assets.
***  Non-interest  expenses  divided  by the total of net  interest  income  and non-interest income.
